Exhibit 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

ALLEGHANY CORPORATION ANNOUNCES PRELIMINARY

HURRICANE MATTHEW LOSS ESTIMATE

NEW YORK, NY, November 17, 2016 – Alleghany Corporation (NYSE-Y) today announced that its consolidated pre-tax loss related to Hurricane Matthew, net of reinsurance and reinstatement premiums, is estimated to be less than $75 million. Alleghany’s preliminary loss estimate is comprised of losses from its Transatlantic Holdings, Inc. and RSUI Group, Inc. subsidiaries, with each contributing approximately equally to the loss.

Alleghany’s preliminary loss estimate is based upon an analysis of reported claims, an underwriting review of in-force contracts, estimates of losses resulting from wind and other perils, including storm surge and flooding to the extent covered by applicable policies, industry loss estimates and other factors requiring considerable judgment.

The ultimate amount of Alleghany’s actual losses associated with Hurricane Matthew may be different from this preliminary estimate due to the preliminary nature of the information available to prepare the estimate.

Losses related to Hurricane Matthew will be reflected in Alleghany’s fourth quarter 2016 results.

About Alleghany Corporation

Alleghany Corporation (NYSE-Y) creates value through owning and managing operating subsidiaries and investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurer; RSUI Group, Inc., a national underwriter of property and liability specialty insurance coverages; CapSpecialty, Inc., an underwriter of commercial property, casualty and surety insurance coverages; and Pacific Compensation Corporation, an underwriter of workers’ compensation insurance, primarily in California. Alleghany’s subsidiary Alleghany Capital Corporation engages in and oversees strategic investments and acquisitions.

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Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only Alleghany’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Alleghany’s control. Except for Alleghany’s ongoing obligation to disclose material information as required by federal securities laws, Alleghany is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise. Factors that could cause these forward-looking statements to differ, possibly materially, from that currently contemplated include the factors set forth in Alleghany’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission.

For more information, please contact:

Kerry Jacobs

Alleghany Corporation

212-508-8141